UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2010 (March 10, 2010)

______________

BANCORP RHODE ISLAND, INC.
(Exact name of registrant as specified in its charter)

______________

Rhode Island
(State or other jurisdiction of incorporation)

333-33182	05-0509802
(Commission File Number)	(IRS Employer Identification Number)

One Turks Head Place, Providence, Rhode Island 02903
(Address of principal executive offices)

(401) 456-5000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Item 2.02.                      Results of Operation and Financial Condition

On March 10, 2010, Bancorp Rhode Island, Inc. (the “Company”) announced that, as a result of information obtained after its January 28, 2010, announcement of year-end 2009 results and before filing its 2009 Annual Report on Form 10-K, it will record, in the fourth quarter of 2009, an increase to the provision for loan and lease losses totaling $1.5 million. The Company also will recognize a charge-off in an equal amount.

The Company expects the increase to the provision will reduce its previously reported earnings for the fourth quarter 2009 by a net after-tax amount of $923,000, resulting in adjusted net income of $1.1 million, or $0.24 diluted earnings per share (EPS).  The increase to the provision also will reduce net income for the year ended December 31, 2009, resulting in adjusted net income of $5.5 million, or $0.70 diluted EPS, after preferred stock dividends and discount accretion.  Nonperforming assets as of December 31, 2009 will increase by $4.0 million to $20.0 million or 1.26% of total assets.

The increases to the provision and nonperforming assets are attributable to a commercial credit relationship totaling $5.4 million.  As part of the credit management process, a field examination commenced in February 2010, uncovered, among other items, that the receivables collateralizing the credit were overstated.  Based on the information known today, at year-end 2009, the Company would have downgraded this credit to nonperforming status, increased the provision by $1.5 million and recognized a charge-off in an equal amount.

A copy of the press release relating to such announcement, dated March 10, 2010, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits

(c)           Exhibits

Exhibit No.                      Exhibit

99.1	Press Release dated March 10, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP RHODE ISLAND, INC.

Date: March 10, 2010	By:	/s/ Linda S. Simmons
Linda S. Simmons
Chief Financial Officer